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                                                                    EXHIBIT 99.1


         PENN NATIONAL GAMING COMPLETES ACQUISITION OF CRC HOLDINGS AND
                            LOUISIANA CASINO CRUISES

               -TRANSACTION EXPANDS PENN NATIONAL'S GAMING ASSETS;
                 GAMING OPERATIONS NOW SPAN FOUR JURISDICTIONS-

WYOMISSING, PA -- April 30, 2001 -- Penn National Gaming, Inc. (NASDAQ:PENN) announced today that it completed the acquisition of CRC Holdings, Inc. (CRC) and the minority interest in Louisiana Casino Cruises, Inc. (LCCI) not owned by CRC for $160 million, including the repayment of existing debt. The acquisitions are expected to be accretive to Penn National's results in the first year of operations after closing. In the twelve months ended February 28, 2001, CRC's gaming operation, including LCCI, generated approximately $29.1 million in EBITDA.

In acquiring CRC and LCCI, Penn National adds to its West Virginia and Mississippi gaming operations the Casino Rouge, a riverboat gaming facility in Baton Rouge, Louisiana, and the management contract for Casino Rama, a large, successful gaming facility located approximately 90 miles north of Toronto.

Concurrent with the completion of the acquisition, Penn National has successfully completed the tender offer for LCCI's 11% Senior Secured Notes due 2005. The total consideration for each $1,000 principal amount of notes validly tendered is $1,146.90, plus accrued and unpaid interest up to but not including, the payment date, which includes a consent payment of $30 per $1,000 principal amount of notes. Payment for the notes and consent payments will be made on April 30, 2001.

Commenting on the acquisition, Peter M. Carlino, Chief Executive Officer of Penn National, said, "We are delighted that on behalf of our shareholders we have completed this excellent financial and strategic acquisition that strengthens the critical mass and financial contribution from our gaming operations, diversifies our geographic reach, and broadens our gaming management resources.

"Casino Rouge is established as the premier riverboat gaming facility in Baton Rouge, Louisiana with leading market share and solid operating results since opening in 1996. Casino Rama had casino revenues equivalent to approximately U.S. $320 million in 2000. With a management contract for Casino Rama in effect until 2011, and our recent productive dialogue with the Chippewas of Mnjikaning First Nation, we look forward to a long, relationship that benefits both parties."

CASINO ROUGE

LCCI owns and operates the Casino Rouge, a riverboat gaming facility on the east bank of the Mississippi River in Baton Rouge, Louisiana. The Casino Rouge features a four-story, 47,000

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square foot riverboat casino replicating a 19th century Mississippi River paddlewheel steamboat, a two-story, 58,000 square foot dockside embarkation facility and parking for 1,650 cars. The riverboat has a capacity of 1,800 patrons and emphasizes spaciousness and excitement with its generous aisle space, 15-foot ceilings, a large central atrium and specially designed lighting. The Casino Rouge offers 28,000 square feet of gaming space spread over three decks with 960 gaming machines and 41 table games. The dockside facility, which is currently completing a $2.8 million upgrade including a new steak house and lounge, offers a panoramic view of the Mississippi River and a variety of amenities including a 268-seat buffet, bar and lounge areas, meeting and planning space and a gift shop. Located on a 23-acre site, five acres of which are owned by LCCI, the Casino Rouge is within approximately one mile of both Interstate 10 and Interstate 110. On April 1, 2001 the State of Louisiana passed legislation permitting dockside gaming and increasing gaming taxes by 3%.

CASINO RAMA

Casino Rama is located in Orillia, Canada on the Chippewas of Mnjikaning First Nation land. Casino Rama, with 75,000 square feet of gaming space, features 2,500 slot machines and 110 table games as well as a buffet, five restaurants, a nightclub, a retail center and a 5,000 seat entertainment center opening June 2001. The Casino Rama facility currently is undergoing a U.S. $160 million expansion.

In addition to the newly acquired CRC gaming assets, Penn National owns and operates Charles Town Races in Charles Town, West Virginia, which presently features 1,974 gaming machines that will soon be increased to 2,000, and two Mississippi casinos, the Casino Magic hotel, casino, golf resort and marina in Bay St. Louis, and the Boomtown Biloxi casino in Biloxi. Penn National also owns two racetracks and eleven off-track wagering facilities in Pennsylvania and one racetrack at Charles Town Races in West Virginia.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, statements regarding the accretive nature of the CRC acquisition and the financial and strategic impact of the CRC acquisition on the Company. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" or words and terms of similar meaning. The Company describes certain of these risks and uncertainties in its filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K, its most recent quarterly reports on Form 10-Q and its Current Reports on Form 8-K. These risks and uncertainties could cause the Company's actual results and experience to differ materially from anticipated results and expectations expressed in any forward-looking statements. Given these risks and uncertainties, any or all forward-looking statements in this press release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, the Company does not intend (and is not obligated) to update publicly any forward-looking statements. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.